EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Perficient, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated herein by reference.

Our report dated March 5, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states the Company acquired TriTek Solutions, Inc. ("TriTek") and Clear Task, Inc. ("Clear Task") in May 2013 and CoreMatrix Systems, LLC ("CoreMatrix") in October 2013, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2013, TriTek's, Clear Task's, and CoreMatrix's internal control over financial reporting associated with 15% and 6% of the Company's total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company as of December 31, 2013 also excluded an evaluation of the internal control over financial reporting of TriTek, Clear Task, and CoreMatrix.

/s/ KPMG LLP

St. Louis, Missouri
September 5, 2014